EXHIBIT 12
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	(dollars in thousands)
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$77,116	$95,016	$128,349	$147,812	$77,082	$21,214	$4,592
Fixed charges	101,263	149,439	154,857	139,044	167,807	34,220	60,279
Capitalized interest	(4,470)	(12,526)	(25,029)	(41,170)	(20,792)	(7,076)	(4,665)
Amortized premiums, discounts and capitalized expenses related to indebtedness	3,403	8,413	11,231	11,898	13,945	2,841	3,716
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(13)	(238)	(126)	342	(357)	(373)	242

Earnings	$177,299	$240,104	$269,282	$257,926	$237,685	$50,826	$64,164

Fixed charges:
Interest expense(1)	$100,196	$145,326	$141,059	$109,772	$160,960	$29,985	$59,330
Capitalized interest	4,470	12,526	25,029	41,170	20,792	7,076	4,665
Amortized premiums, discounts and capitalized expenses related to indebtedness	(3,403)	(8,413)	(11,231)	(11,898)	(13,945)	(2,841)	(3,716)

Fixed charges	$101,263	$149,439	$154,857	$139,044	$167,807	$34,220	$60,279

Consolidated ratio of earnings to fixed charges	1.75	1.61	1.74	1.85	1.42	1.49	1.06

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$77,116	$95,016	$128,349	$147,812	$77,082	$21,214	$4,592
Fixed charges	101,263	149,439	154,857	139,044	167,807	34,220	60,279
Capitalized interest	(4,470)	(12,526)	(25,029)	(41,170)	(20,792)	(7,076)	(4,665)
Amortized premiums, discounts and capitalized expenses related to indebtedness	3,403	8,413	11,231	11,898	13,945	2,841	3,716
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(13)	(238)	(126)	342	(357)	(373)	242

Earnings	$177,299	$240,104	$269,282	$257,926	$237,685	$50,826	$64,164

Fixed charges:
Interest expense(1)	$100,196	$145,326	$141,059	$109,772	$160,960	$29,985	$59,330
Capitalized interest	4,470	12,526	25,029	41,170	20,792	7,076	4,665
Amortized premiums, discounts and capitalized expenses related to indebtedness	(3,403)	(8,413)	(11,231)	(11,898)	(13,945)	(2,841)	(3,716)

Fixed charges	101,263	149,439	154,857	139,044	167,807	34,220	60,279
Preferred stock dividends	21,463	25,130	23,201	22,079	21,645	5,509	8,680

Combined fixed charges and preferred stock dividends	$122,726	$174,569	$178,058	$161,123	$189,452	$39,729	$68,959

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.44	1.38	1.51	1.60	1.25	1.28	0.93

(1)	We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at March 31, 2011 to discontinued operations.